Exhibit 10zz

                                    AGREEMENT

         THIS AGREEMENT is made and entered into this 18th day of October, 2000, by and between BellSouth Corporation, a Georgia corporation ("Company"), and Richard A. Anderson ("Executive"):

         Reasons for this Agreement. Company has identified Executive as an individual with significant skills and experience critical to the business of Company. In view of the significant and growing demand for executive talent, the potential impact on Company's executives of the transformational changes occurring within our industry and company, and the need to ensure continuity of Company's senior executive team, Company desires to provide Executive through this Agreement with certain incentives to remain in Company's employment. This Agreement is also designed to provide additional motivation for meeting Company's goals and objectives, to address potential long term employment concerns of Executive, and to impose certain reasonable restrictions on Executive's activities designed to protect Company's interests should Executive's employment terminate.

         Executive has been employed by Company and its Affiliated Companies since 1981 and, during his tenure, has served in a variety of senior capacities. Since January 1, 2000, Executive has served as Company's President-Customer Markets, reporting to Company's Chairman, and having responsibility for all sales, marketing and customer care activities across the Company's domestic retail and carrier customer markets for voice, advanced data, Internet and video services. From January 1, 1998 until January 1, 2000, Executive served as Company's Group President-Complex Business Services and was responsible for coordinating and marketing Company's large business efforts. Prior to January 1, 1998, Executive served as Vice President-Marketing, responsible for multi-product offerings, Company's competitive local exchange carrier (CLEC), and its managed network solutions business operations.

         Executive acknowledges that Company and Affiliated Companies have disclosed or made available Confidential Information to Executive which could be used by Executive to Company's or Affiliated Companies' detriment. In addition, in connection with his employment, Executive has developed important relationships and contacts with employees valuable to Company and Affiliated Companies.

         Executive further acknowledges that the covenant not to compete and other restrictive covenants in this Agreement are fair and reasonable, that enforcement of the provisions of this Agreement will not cause him undue hardship, and that the provisions of this Agreement are reasonably necessary and commensurate with the need to protect Company and Affiliated Companies and their business interests and property from irreparable harm.

         Agreement. In consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and Company agree as follows:

         1. Restricted Shares Award. In connection with execution of this Agreement, Company shall grant to Executive an award of one hundred thousand (100,000) restricted shares of Company's common stock (such award being referred to in this Agreement as the "Restricted Shares Award"). The Restricted Shares Award shall be granted pursuant to an agreement (the "Restricted Shares Award Agreement") substantially identical to the BellSouth Corporation Restricted Shares Award Agreement attached hereto as Exhibit "A" and incorporated by this reference herein.

         2. Minimum SERP Benefit. In determining the amount of benefits payable with respect to Executive under SERP, upon completion by Executive of at least ten (10) additional years of "Net Credited Service" (as such term is defined in SERP) after the date of this Agreement (as set forth above), Executive shall be entitled to benefits equal to the greater of:

                  (i) an aggregate annual benefit based on (A) sixty percent (60%) of "Included Earnings" (as such term is defined in SERP), increased by two (2) percentage points for each such additional year of Net Credited Service in excess of ten (10) (such percentage not to exceed, however, in the aggregate seventy percent (70%) of Included Earnings), instead of the formula described in section 4.4(a)(i)(A) of SERP, and (B) an early retirement discount of one-quarter percent (0.25%) for each calendar month by which Executive's "Pension Commencement Date" (as such term is defined in SERP) precedes his sixty-second (62nd) birthday, instead of the otherwise applicable early retirement discount described in section 4.4(c) of SERP; and

                  (ii) the benefits provided to Executive under SERP without regard to this Section 2.

         Except as otherwise provided in this Section 2, all other terms and conditions of SERP shall govern Executive's entitlement to benefits thereunder. In the event SERP shall be amended or restated or redesigned, benefits payable with respect to Executive under such amended, restated or redesigned plan shall include a benefit enhancement designed to approximate as nearly as reasonably possible the SERP benefit enhancement described in this Section 2.

         3. Termination Allowance. In the event Executive's employment is terminated under circumstances described below in this Section 3, Company shall pay to Executive a termination allowance. The termination allowance shall be an amount equal to the sum of (i) two hundred percent (200%) of Executive's Base Salary in effect on the date of Executive's termination of employment, plus (ii) two hundred percent (200%) of the standard award amount applicable to Executive under the BellSouth Short Term Incentive Award Plan ("STIAP") for the year in which his date of termination occurs, less all applicable withholdings, payable in a single lump sum payment. Payment of the termination allowance shall be made as soon as practicable following Executive's termination of employment under circumstances entitling him to such payment, and satisfaction of all conditions described in this Agreement on Executive's entitlement to such payment.

         For purposes of this Agreement, "Base Salary" shall refer to the gross annual base salary payable to Executive including (i) the amounts of any before-tax contributions made by Executive from such salary to the BellSouth Retirement Savings Plan, or any other tax-qualified cash or deferred arrangement sponsored by Company, and (ii) the amount of any other deferrals of such salary under any nonqualified deferred compensation plan(s) maintained by Company.

         Executive's employment shall be deemed to have been terminated under circumstances described in this Section 3 only if all of the following conditions are satisfied:

                  (A) Executive's employment is terminated either (1) by Company, other than for Cause, or (2) by Executive for Good Reason; and

                  (B)      Executive executes a release satisfying the terms of
                           Section 6(b) of this Agreement; and

                  (C) Executive executes an agreement regarding competition with Company and Affiliated Companies satisfying the terms of Section 9(b) of this Agreement; and

                  (D) Executive is not transferred to or reemployed by an Affiliated Company.

         4. Vesting of Executive Benefits. In the event Executive's employment is terminated under circumstances described in Section 3 of this Agreement, all benefits of Executive under the BellSouth Corporation Nonqualified Deferred Compensation Plan, the BellSouth Nonqualified Deferred Income Plan, the BellSouth Split-Dollar Life Insurance Plan, the BellSouth Supplemental Life Insurance Plan, and the SERP, shall be determined as if Executive, upon his termination of employment, had been eligible for a service pension under the terms and conditions of the BellSouth Personal Retirement Account Pension Plan. This provision shall be disregarded in determining benefits of (or with respect to) Executive under any other Company-sponsored compensation or benefit plan or program, including without limitation the Stock Plan.

         5. Non-Vested Stock Options. In the event Executive's employment is terminated under circumstances described in Section 3 of this Agreement, Company shall pay to Executive an amount with respect to all Options (as such term is defined in the Stock Plan) to acquire Company stock which are forfeited by virtue of having not been vested and exercisable at the time of such termination of employment, determined:

                  (i) by multiplying the number of Options in each such grant by the amount, if any, by which the Fair Market Value of Company's common stock subject to the Option exceeds the exercise price of those Options; and

                  (ii) by then multiplying the amount determined in (i) above with respect to each such Option grant by a fraction, the numerator of which is the number of whole calendar months which shall have elapsed from the grant date of such Option through the date of Executive's employment termination date, and the denominator of which is the number of calendar months in the full vesting period applicable to such grant.

         Payment of the amount so determined, less all applicable withholdings, shall be made in a single lump sum payment as soon as practicable following Executive's termination of employment under circumstances entitling him to such payment, and satisfaction of all conditions described in this Agreement on Executive's entitlement to such payment.

         For purposes of this Agreement, "Fair Market Value" shall mean the average of the high and low sales prices of one share of Company stock subject to the Option on the New York Stock Exchange for the last business day (on which the New York Stock Exchange operates and is open to the public for trading) of each of the three (3) months preceding the month in which Executive's termination of employment occurs.

         6. Discharge and Waiver. (a) Executive fully releases and forever discharges Company and Affiliated Companies, and any employee, officer, director, representative, agent, successor or assign of Company and Affiliated Companies (both in their personal and official capacities), and all persons acting by, through and under or in concert with any of them, from any and all claims, demands, causes of action, remedies, obligations, costs and expenses of whatever nature, whether under the common law, state law, federal law (including but not limited to the Age Discrimination in Employment Act of 1967) or otherwise, through the date of this Agreement, including those arising from or in connection with the terms and conditions of employment with Company (and Affiliated Companies). This paragraph is not intended to and shall not affect benefits to which Executive may be entitled under any pension, savings, health, welfare, or other benefit plan in which Executive is a participant.

         (b) Furthermore, Company's obligations under this Agreement upon termination of Executive's employment, and Executive's entitlement to any such benefits, are expressly conditioned upon execution by Executive, upon termination of his employment, of a release agreement substantially in the form of the release agreement attached to this Agreement as Exhibit "B," which is incorporated herein by this reference.

         7. Covenant Not to Sue. Executive covenants and agrees not to make or file any claim, demand or cause of action or seek any remedy of whatever nature, whether under the common law, state law, federal law (including but not limited to the Age Discrimination in

Employment Act of 1967) or otherwise, arising from or in connection with the matters discharged and waived in Section 6, above.

         8. Confidential Information. Executive agrees to protect Confidential Information. Executive will not use, except in connection with work for Company or Affiliated Companies, threaten to use, disclose or threaten to disclose, give or threaten to give to others any Confidential Information. For purposes of this Agreement, "Confidential Information" shall mean information, whether generated internally or externally, relating to Company's business or to Affiliated Companies' businesses which derives economic value, actual or potential, from not being generally known to other Persons and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality, including, but not limited to, studies and analyses, technical or nontechnical data, programs, patterns, compilations, devices, methods, models (including cost and /or pricing models and operating models), techniques, drawings, processes, employee compensation data, and financial data (including marketing information and strategies and personnel data). For purposes of this Agreement, Confidential Information does not include information which is not a trade secret three (3) years after termination of Executive's employment with Company, but shall continue to include trade secrets as long as information remains a trade secret under applicable law.

         9. Employment with Competitors. (a) While employed by Company or an Affiliated Company, and during the period of eighteen (18) months after the termination of such employment, Executive agrees not to provide services (as more fully described below) in competition with Company or any Affiliated Company to any person or entity which provides products or services identical to or similar to products and services provided by Company or Affiliated Companies in the same market(s), whether as an employee, consultant, independent contractor or otherwise, within the Territory.

         For purposes of this Agreement, the term "Territory" shall mean the territory in which Executive provides services to Company and Affiliated Companies, consisting of those portions of Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina, and Tennessee, and those additional markets listed on Exhibit "C" attached hereto and incorporated herein by this reference, in which Company or Affiliated Companies are engaged in business. Executive agrees that because of the widespread nature of Company's business, breach of this Agreement by engaging in competitive activity anywhere in this broad Territory would irreparably injure Company or Affiliated Companies and that, therefore, a more limited geographic restriction is neither feasible nor appropriate.

         The services which Executive has provided to Company and Affiliated Companies, and which Executive shall be prohibited from providing in competition with Company or Affiliated Companies in accordance with the terms of this Agreement shall be management, planning, administration, or other participation in or providing advice with respect to the communications services business, including without limitation all forms of wireline (including without limitation local exchange, exchange access and intraLATA toll) telecommunications services, systems and products, all forms of wireless (including without limitation cellular, personal communications service, and mobile data) communications services, systems and products, all forms of electronic commerce or communications including internet and other web based applications, data transmission and networking, entertainment services, systems and products, paging services, systems and products, and advertising and publishing, to the extent engaged in by Company and Affiliated Companies on the date of this Agreement.

         Executive represents to Company that Executive's education, training and experience are such that this covenant not to compete will not jeopardize or significantly interfere with Executive's ability to secure other gainful employment.

         (b) After Executive's termination of employment, Company's obligation to provide any of the benefits, entitlements or payments described in this Agreement or in the Restricted Shares Award Agreement are expressly conditioned upon execution by Executive of an agreement, in form and substance reasonably acceptable to Company, and reflecting terms substantially identical to the terms of Section 9(a) of this Agreement updated, however, to reflect, as of the date of Executive's termination of employment, (i) the products and services provided by Company and Affiliated Companies, (ii) the territory in which such products and services are provided by Company and Affiliated Companies, and (iii) the nature of the services provided, and activities engaged in, by Executive, on behalf of Company and Affiliated Companies. Upon execution of such agreement, the provisions of Section 9(a) of this Agreement shall thereafter be void.

         (c) In the event that Executive either (i) fails or refuses to execute an agreement satisfying the terms of Section 9(b) of this Agreement following his termination of employment, or (ii) fails to comply with the terms of Section 9(a), the agreement described in Section 9(b), or Section 10 of this Agreement, then, in addition to all other rights and remedies available to Company and Affiliated Companies under this Agreement or at law or in equity:

                  (A) all amounts otherwise payable by Company or an Affiliated Company to (or on behalf of) Executive pursuant to the terms of this Agreement for periods subsequent to the date of termination of employment, with regard to clause (i) above, or of such failure, with regard to clause (ii) above, as the case may be, shall be forfeited and Company and Affiliated Companies shall cease to be under any further obligation to Executive with respect to the compensation and benefits described in this Agreement;

                  (B) Executive shall refund to Company promptly any and all amounts previously paid to or on behalf of Executive pursuant to the terms of this Agreement for periods subsequent to the occurrence of any event described in clause (ii) above of this Section 9(c); and

                  (C) Executive shall promptly return to Company all shares of Company's common stock delivered to Executive pursuant to the

                           Restricted Shares Award plus, if any of such shares shall have been previously disposed of, a cash amount equal to the proceeds from such disposition (or the fair market value of such shares on the date of such disposition, if disposed of for less than fair market value).

         10. Hiring or Solicitation of Company Employees. While employed by Company or an Affiliated Company, and during the period of eighteen (18) months after the termination of such employment, Executive will not hire or induce or attempt to induce or solicit to leave employment with Company or Affiliated Companies, for himself or on behalf of any other Person, anyone who is or was, during Executive's employment with Company, an employee of Company or Affiliated Companies. However, Executive may offer employment on behalf of himself or on behalf of any company or entity to any such employee who terminated his or her employment without any inducement or attempted inducement or solicitation by Executive.

         11. Interpretation; Severability of Invalid Provisions. Executive acknowledges and agrees that the limitations described in this Agreement, including specifically the limitations upon his activities, are reasonable in scope, are necessary for the protection of Company's and Affiliated Companies' business, and form an essential part of the consideration for which this Agreement has been entered into. It is the intention of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under applicable laws and public policies. Nonetheless, the rights and restrictions contained in this Agreement may be exercised and shall be applicable and binding only to the extent they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect. The provisions of this Agreement do not in any way limit or abridge Company's or Affiliated Companies' rights under the laws of unfair competition, trade secret, copyright, patent, trademark or any other applicable law(s), all of which are in addition to and cumulative of Company's or Affiliated Companies' rights under this Agreement. Executive agrees that the existence of any claim by Executive against Company or any Affiliated Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to enforcement by Company or any Affiliated Company of any or all of such provisions or covenants.

         12. Relief. The parties acknowledge that a breach or threatened breach by Executive of any of the terms of this Agreement would result in material and irreparable damage and injury to Company or Affiliated Companies, and that it would be difficult or impossible to establish the full monetary value of such damage. Therefore, Company and Affiliated Companies shall be entitled to injunctive relief in the event of Executive's breach or threatened breach of any of the terms contained in this Agreement. In the event of any breach of this Agreement by Executive, if Company or any Affiliated Company should employ attorneys or incur other expenses for the enforcement of any obligation or agreement of Executive contained herein, Executive agrees that, on demand and to the extent permitted by law, Executive shall reimburse Company or the Affiliated Company for its reasonable attorneys' fees and such other reasonable expenses so incurred.

         13. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof (collectively, a "Claim") shall be settled by arbitration pursuant to the rules of the American Arbitration Association. Any such arbitration shall be conducted by one arbitrator, with experience in the matters covered by this Agreement, mutually acceptable to the parties. If the parties are unable to agree on the arbitrator within thirty (30) days of one party giving the other party written notice of intent to arbitrate a Claim, the American Arbitration Association shall appoint an arbitrator with such qualifications to conduct such arbitration. The decision of the arbitrator in any such arbitration shall be conclusive and binding on the parties. Any such arbitration shall be conducted in Atlanta, Georgia.

         14. Agreement Binding. This Agreement shall be binding upon and inure to the benefit of Company and Affiliated Companies, and their successors, assignees, and designees, and Executive and Executive's heirs, executors, administrators, personal representatives and assigns.

         15. Entire Agreement; Previous Agreement. This Agreement contains the entire agreement between the parties and no statements, promises or inducements made by any party hereto, or agent of either party, which are not contained in this Agreement shall be valid or binding; provided, however, that the matters dealt with herein supersede previous written agreements between the parties on the same subject matters only to the extent such previous provisions are inconsistent with this Agreement and other provisions in written agreements between the parties not inconsistent with this Agreement are not affected. This Agreement may not be enlarged, modified or altered except in writing signed by the parties.

         16. Nonwaiver. The failure of Company or any Affiliated Companies to insist upon strict performance of the terms of this Agreement, or to exercise any option herein, shall not be construed as a waiver or a relinquishment for the future of such term or option, but rather the same shall continue in full force and effect.

         17. Notices. All notices, requests, demands and other communications required or permitted by this Agreement or by any statute relating to this Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed, first-class, certified mail, postage prepaid, addressed as follows:

                  To Company:     Charles R. Morgan
                                  Executive Vice President and
                                       General Counsel
                                  BellSouth Corporation
                                  2002 Campanile
                                  1155 Peachtree Street, N.E.
                                  Atlanta, GA  30309

                  To Executive:   Richard A. Anderson
                                  3121 West Addison Drive
                                  Alpharetta, GA 30022
                                  (or such other address as shall be provided by Executive to Company from time to time)

         18. Pooling of Interests Accounting Treatment. Notwithstanding anything to the contrary in this Agreement, if the application of any provision(s) of this Agreement, including without limitation the Restricted Shares Award described in Section 1, would preclude the use of pooling of interests accounting treatment with respect to a transaction for which such treatment otherwise is available and to be adopted by Company, this Agreement shall be modified as it applies to such transaction, to the minimum extent necessary to prevent such impact, including if necessary the invalidation of such provisions (or the entire Agreement, as the case may be). If the pooling of interests accounting rules require modification or invalidation of one or more provisions of this Agreement as it applies to such transaction, the adverse impact on the Executive shall, to the extent reasonably possible, be proportionate to the adverse impact on other similarly situated employees of Company. The Board of Directors of Company shall, in its sole and absolute discretion, make all determinations necessary under this Section; provided, that determinations regarding the application of the pooling of interests accounting rules for these purposes shall be made by Company, with the concurrence of Company's independent auditors at the time such determination is to be made.

         19. Nonduplication. Notwithstanding any other provisions of this Agreement, if Executive becomes entitled to benefits under Article III of the CIC Agreement, (i) the severance benefits described in Article III(a) of the CIC Agreement shall be in lieu of any termination allowance to which Executive is otherwise entitled under Section 3 of this Agreement; (ii) Article III(d) of the CIC Agreement shall apply in lieu of the provisions of Section 4 of this Agreement; and (iii) Article IV of the CIC Agreement shall apply in lieu of the provisions of Section 5 of this Agreement. Except as otherwise specifically provided in this Section 19, both this Agreement and the CIC Agreement shall continue in full force and effect, and Article X(e) of the CIC Agreement shall be interpreted consistently herewith.

         20. Nondisclosure. Executive shall not disclose the existence or terms of this Agreement to any third party (excluding Executive's spouse and children), except to receive advice of legal counsel, financial advisors or tax advisors (who shall also be required to maintain its confidentiality) or to comply with any statutory or common law duty; provided that these restrictions on disclosure shall not apply to the extent that the existence of this Agreement are disclosed by Company or any Affiliated Company as part of its periodic public filings and disclosures or otherwise.

         21. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

         22. Governing Law. This Agreement shall be construed under and governed by the laws of the State of Georgia. Executive has been advised to consult with an attorney, acknowledges having had ample opportunity to do so and fully understands the binding effect of this Agreement. In this regard, Executive acknowledges that a copy of this Agreement was provided to Executive for review and consideration for up to twenty-two (22) days. Further, Executive understands that this Agreement may be revoked by Executive within seven (7) days from the date of execution of this Agreement.

         23. Definitions. For purposes of this Agreement, the following terms shall have the meaning specified below:

         (a) "Affiliated Companies" - shall mean Company and each entity in respect of which Company owns directly or indirectly (i) with respect to a corporation, stock that represents at least ten (10%) percent of the total combined voting power of all classes of stock in the corporation in connection with the election of directors of such corporation, or (ii) in the case of a joint venture, partnership, limited liability company or similar entity, and interest of at least ten (10%) percent in the capital or profits of such entity.

         (b) "Base Salary" - shall have the meaning ascribed to such term in
Section 3 of this Agreement.

         (c) "Cause" - shall mean Executive's (i) engaging in an act (or acts) of willful dishonesty involving Company or Affiliated Companies or their business(es) that is demonstrably injurious to Company or Affiliated Companies;
(ii) refusal or failure to follow reasonable instructions of Company's Chief Executive Officer or Board of Directors; or (iii) conviction of a crime classified as a felony.

         (d) "CIC Agreement" - the Executive Severance Agreement entered into by and between Executive and Company on ________, providing certain benefits in the event of a change in corporate control of Company, as amended from time to time.

         (e) "Confidential Information" - shall have the meaning ascribed to such term in Section 8 of this Agreement.

         (f) "Fair Market Value" - shall have the meaning ascribed to such term in Section 5 of this Agreement.

         (g) "Good Reason" - shall mean, without Executive's express written consent a reduction in Executive's Base Salary, or his compensation band, as in effect immediately prior to such reduction, or the failure to pay a bonus award to which Executive is otherwise entitled under any of the short term or long term incentive plans in which Executive participates (or any successor incentive compensation plans) at the time such awards are usually paid.

         (h) "Person" - shall mean any individual, corporation, bank, partnership, joint venture, association, joint stock company, trust, unincorporated organization, governmental or other legal or business entity.

          (i) "Restricted Shares Award" - shall have the meaning ascribed to such term in Section 1 of this Agreement.

         (j) "Restricted Shares Award Agreement" - shall have the meaning ascribed to such term in Section 1 of this Agreement.

         (k) "SERP" - the BellSouth Corporation Supplemental Executive Retirement Plan, as amended from time to time.

         (l) "Stock Plan" - the BellSouth Corporation Stock Plan and related award agreements, as amended from time to time.

         (m) "Territory" - shall have the meaning ascribed to such term in
Section 9 of this Agreement.


         IN WITNESS WHEREOF, Company has caused this Agreement to be executed by its duly authorized representative, and Executive has executed this Agreement, as of the date written above.

EXECUTIVE:                              BELLSOUTH CORPORATION:



/s/ Richard A. Anderson                 By:/s/ R. D. Sibbernsen
RICHARD A. ANDERSON                     Title:  Vice President - Human Resources